Exhibit 23.4

CONSENT OF THINKEQUITY

We hereby consent to the use of our opinion letter dated January 3, 2019 to the Board of Directors of MYnd Analytics, Inc., included as Annex C to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of MYnd Analytics, Inc., and to the references to such opinion in such joint proxy statement/prospectus under the captions: “Prospectus Summary–Opinion of MYnd’s Financial Advisor,” “The Merger–Background of the Merger,” “The Merger–MYnd Reasons for the Merger,” “The Merger – Opinion of ThinkEquity, as MYnd’s Financial Advisor” and “The Merger–Information Regarding Financial Projections Used for Fairness Opinion Analysis” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ Think Equity
ThinkEquity a division of Fordham Financial Management, Inc.
New York, New York
June 10, 2019